EXHIBIT 10.1
STEVE PRICE EMPLOYMENT AGREEMENT
          This Agreement (hereinafter the “Agreement”), effective as of the 1st day of February, 2009, is made by between Professional Veterinary Products, Ltd., a Nebraska corporation with its principal office located at 10077 S. 134th Street in Omaha, Nebraska (hereinafter the “Corporation”) and Steve Price (hereinafter “Price”).
RECITALS
          The Corporation wishes to hire Price as President and Chief Executive Officer (“CEO”), and Price desires to serve the Corporation in this capacity.
          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth in this Agreement and in the Employee Agreement to Protect Proprietary Rights, Trade Secrets and Goodwill attached hereto as Exhibit “A,” and any other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Price agree as follows:
ARTICLE I.
APPOINTMENT AND ACCEPTANCE; TERM OF AGREEMENT AND RENEWAL
A. Appointment and Acceptance
          The Corporation agrees to and does hereby employ Price, and Price hereby agrees to and does hereby continue in the employ of the Corporation, for the period set forth below, in the position and with the duties and responsibilities set forth below, upon and subject to the terms and conditions hereinafter set forth and according to all of the policies, rules and regulations of the Corporation from time to time prevailing which are applicable generally to its employees. Price hereby accepts such appointment and agrees to be bound by all of the terms and conditions hereof and thereof. The effective date of this Agreement shall be February 1, 2009 (the “Commencement Date”).
B. Term of Agreement; Renewal
          This Agreement shall continue in effect for a period of 12 months after the Commencement Date (hereinafter the “Initial Term”), subject to earlier termination in accordance with the terms and conditions hereinafter set forth. Subsequent to the Initial Term, this Agreement may be renewed upon mutually acceptable terms and conditions including the Corporation’s then current form of executive agreement and compensation (a “Renewal Term”). In the event this Agreement shall expire at the end of the Initial Term or the then current Renewal Term, Price’s employment hereunder shall be deemed a termination without cause.

ARTICLE II.
RESPONSIBILITIES OF PRICE
          Price shall work for the Corporation on a full-time basis. In Price’s capacity as President and CEO, and subject to the direction and control of the Board of Directors of the Corporation, Price shall have the authority and responsibility to conduct, manage, and operate the Corporation’s business. Price shall report to the Chairman of the Board of Directors of the Corporation.
          Price agrees that during the term of this Agreement he/she shall not engage in any other business, calling, work, job, or other enterprise, including but not limited to any consulting activities, participation on any board of directors or trustees positions, or other advisory positions unless he/she shall (1) have provided the Corporation with thirty days’ prior written notice of such proposed activity and details of such proposed engagement, and (2) have obtained the Corporation’s prior express written consent to such proposed activity and proposed engagement. Upon request from Corporation during the term of this Agreement, Price agrees to execute periodic disclosure statements on forms to be provided by the Corporation summarizing Price’s outside business activities.
ARTICLE III.
COMPENSATION
A. Base Salary
          The Corporation shall pay Price a base salary from the Commencement Date through the end of calendar year 2009 as follows:
•	From February 1, 2009 to July 31, 2009, the salary shall be $374,667.

•	From August 1, 2009 to December 31, 2009, the salary shall be $437,000, subject to any adjustments made by the Board of Directors at the 2009 Mid-Year Meeting.
(hereinafter the “Base Salary”). The Base Salary may be increased for each year after 2009 at the discretion of the Corporation’s Board of Directors. Unless so adjusted, the Base Salary amount shall remain the same as it was at the end of the immediately preceding Term or Renewal Term during each Renewal Term. [The Base Salary shall be payable in consecutive bi-weekly installments equal to one twenty-sixth (1/26) of the Base Salary, less applicable payroll deductions, in accordance with the Corporation’s regular payroll practices.]

*	Pursuant to an agreement with the Board of Directors, the Base Salary shall be reduced by 10% for calendar year 2009.
B. Supplemental Executive Retirement Plan
          Price participates in and shall continue to participate in the Corporation’s Supplemental Executive Retirement Plan (“SERP”). Price shall be entitled to the same percentage he held as of the date of this Agreement.

ARTICLE IV.
BENEFITS
          Price shall be entitled to participate in any Corporation benefits normally provided to employees. In addition, the Corporation shall provide Price the use of a leased vehicle. Price will be responsible for the costs associated with the personal use of that vehicle,
ARTICLE V.
TERMINATION
A. Termination by the Corporation
          The Corporation shall be entitled to terminate this Agreement and Price’s employment hereunder for any of the following reasons:
          1. A determination made by the Corporation that there is “cause” to terminate this Agreement and Price’s employment. For purposes hereof, “cause” shall mean the occurrence of any one or more of the following events:
(a)	Price’s commission of a crime or other violation of law or act of dishonesty which directly or indirectly has an adverse effect or impact on the Corporation or its business; or

(b)	Price’s breach of any of the material terms of this Agreement, including, without limitation, any of the restrictive covenants contained in Exhibit “A” to this Agreement; or

(c)	Price’s material neglect of his duties and responsibilities under this Agreement or his gross negligence or willful misconduct in connection therewith; or
          2. Price’s death.
          3. Price’s “total mental or physical disability” (as hereinafter defined) which continues for any period of (i) three (3) consecutive months; or (ii) one hundred twenty (120) total days during any period of twelve (12) consecutive months. For the purposes hereof the term “total mental or physical disability” shall mean the physical or mental incapacity of Price, such that in the judgment of a reputable physician in Omaha, Nebraska (chosen by the Corporation) Price is substantially unable to perform the responsibilities as President/CEO.
          Upon the occurrence of any of the circumstances described in ARTICLE V.A.1 through 3 above, the Corporation shall be entitled to terminate this Agreement and Price’s employment hereunder upon notice to Price.
B. Severance Payments
          1. In the event this Agreement and Price’s employment hereunder is terminated for “cause,” the Corporation shall have no obligation to make any further payments of any kind to Price.

          2. In the event this Agreement and Price’s employment hereunder is terminated by the Corporation for any reason other than for “cause,” Price shall be entitled to receive:
(a)	The continuing payment of Base Salary in the same amount as had been in effect at the time notice of termination was given and continuation of the benefits which Price had been receiving for a period of one (1) year notwithstanding whether the remainder of the term is greater or less than one year; and

(b)	Any payment due under the terms of the SERP.

(c)	Health insurance benefits may be continued temporarily under Price’s current benefits elections by electing COBRA coverage following Price’s last day worked.

(d)	The amounts payable to Price following a termination for any reason other than for “cause,” shall (i) be contingent on Price agreeing to a Release and Severance Agreement; (ii) be Price’s sole and exclusive remedy for the termination of employment with the Corporation, and (iii) immediately cease if Price breaches any of the restrictive covenants set forth in Exhibit “A” to this Agreement. Price agrees that the amounts payable are fair and reasonable and are in liquidation of any other sums which may be or become due to Price whether, known or unknown, based upon breach of contract, tort, or other theory of liability or the manner or basis upon which Price’s employment was terminated.
          3. In case of Price’s death or disability during the period of employment hereunder, the amounts payable under this Agreement shall be paid to the person or persons designated by Price in this Agreement.
C. Termination by Price
          1. Price shall have the right to terminate this Agreement at any time upon giving the Corporation no less than sixty (60) days’ prior written notice.
          2. In the event that Price elects to terminate this Agreement, the Corporation shall not be obligated to make any further payments of any kind to Price, except for Base Salary which shall have been earned through the effective date of termination of this Agreement.
D. Disagreement as to the “Cause” of Termination
          1. In the event the parties shall disagree as to whether or not this Agreement was terminated for “cause,” the dispute shall be resolved in accordance with the arbitration provisions contained in this Agreement.
          2. If the arbitrator shall determine that Price was terminated without “cause,” Price shall be entitled to receive as the sole and exclusive remedy the amounts set forth in the applicable provisions of this Agreement.

ARTICLE VI.
NOTICES
          No notice given hereunder by either party to the other party shall be effective unless it is made in writing and delivered either by personal delivery or by registered, certified, or overnight mail, postage prepaid as follows:

If to Price:	Steve Price
Professional Veterinary Products, Ltd.
10077 S. 134th Street
Omaha, Nebraska 68138

If to the Corporation:	Chairman of the Board
Professional Veterinary Products, Ltd.
10077 S. 134th Street
Omaha, Nebraska 68138
Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated five (5) days after mailing. Either party may change its address for receipt of notices by written notice delivered to the other party in accordance with this ARTICLE.
ARTICLE VII.
JOINT PREPARATION
          This Agreement shall be deemed to have been jointly prepared by each party hereto, and no ambiguity herein shall be construed against any party hereto based upon the identity of the author of this Agreement or any portion hereof.
ARTICLE VIII.
ENTIRE AGREEMENT
          This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any previous undertakings, written or oral, between Price and the Corporation with respect to the subject matter hereof. This Agreement may be amended only in writing and it shall be valid and enforceable only when signed by both of the parties to this Agreement.
ARTICLE IX.
INVALIDITY
          The parties agree that each of the foregoing covenants shall be deemed a separate, severable and independent covenant, and in the event any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein. Any such covenant, term or condition of this Agreement that may be determined by a court of competent jurisdiction to be invalid or unenforceable shall be deemed ineffective only to the extent of its invalidity or unenforceability, and such provision and this Agreement shall be deemed modified to comply with applicable law but only to the minimum extent necessary to prevent the invalidity or unenforceability of this Agreement or any provision hereof, or the creation of any civil liability on account thereof, and the legality and enforceability of the remaining provisions of this Agreement shall continue in full force and effect.
ARTICLE X.
GOVERNING LAW
          This Agreement shall be interpreted, construed, and governed in accordance with the laws of the State of Nebraska irrespective of whether any party is or may become a resident of a different state.
ARTICLE XI.
ASSIGNMENT
          Except as otherwise expressly provided in this Agreement, Price shall not have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payments under the terms of this Agreement. Any such attempted assignment or transfer shall terminate this Agreement and the Corporation shall have no further liability hereunder. This Agreement is solely between Price and the Corporation.
ARTICLE XII.
ARBITRATION
          Except for the Corporation’s right to injunctive relief pursuant to Exhibit “A” to this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in Nebraska in accordance with the Rules of the American Arbitration Association then in effect. Unless the parties shall otherwise agree, the arbitration shall be conducted before a single arbitrator mutually selected by the parties. Judgment upon any award rendered in the arbitration may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be bound by and may not modify or ignore the express terms of this Agreement. Specifically, if the arbitrator(s) shall determine that Price was discharged without “cause” as defined herein, the award to Price shall be limited to the sums specified in this Agreement.
ARTICLE XIII.
HEADINGS
          The headings used herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
ARTICLE XIV.
BINDING AGREEMENT, WAIVER
          This Agreement shall be binding upon the heirs, administrators, executors and successors of Price, as well as the successors of the Corporation. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed a waiver of any subsequent breach hereof.

ARTICLE XV.
PAYMENTS AFTER PRICE’S DEATH
          In case Price should die while this Agreement is in effect, the amounts payable to him pursuant to the applicable provisions of this Agreement shall be paid to the following person or persons as a sole and exclusive remedy and subject to the conditions hereinafter set forth:
          Name:
          Address:
If the foregoing is not filled in or if the party or parties mentioned above do not survive Price, the Corporation shall not be obligated to make any payments of any kind after Price’s death to his estate or otherwise.
ARTICLE XVI.
COUNTERPARTS
          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one counterpart being delivered to each party hereto.
ARTICLE XVII.
CAPACITY TO EXECUTE
          Each party to this Agreement warrants and represents that they are duly and properly authorized to enter into this Agreement, that all necessary corporate or other approvals and other actions have been obtained or taken prior to the execution of this Agreement, and that upon a party’s execution of this Agreement, the Agreement shall become binding upon and inure to the benefit of such party.
ARTICLE XVIII.
DISCLOSURE
          Price will not directly or indirectly disclose, discuss, disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any private confidential information concerning the personal, social or business activities of the Corporation, its affiliates or the executives and principals and the officers, directors, agents and employees of all of the foregoing (the “Confidential Information”) during or at any time after the termination of Price’s employment. In addition, Price agrees that without Corporation’s express written approval in each case, Price will not
(i) write, be the source of or contribute to any articles, stories, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding or concerning the Confidential Information; or
(ii) grant any interviews regarding or concerning the Confidential Information during or at any time after the termination of employment.

ARTICLE XX.
NONDISPARAGEMENT
          Price hereby agrees that during the Term of this Agreement and at all times thereafter, Price will not make any public statement, or engage in any conduct, that is disparaging to the Corporation, any of its officers, directors, or shareholders known to Price, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Corporation. Notwithstanding any term to the contrary herein, Price shall not be in breach of this section for the making of any truthful statements under oath.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Omaha, Nebraska as of the date first above written.

Professional Veterinary Products, Ltd.

/s/ Steve Price	By:	/s/ Scott A. Shuey
Steve Price		Chairman of the Board of Directors

EXHIBIT A
EMPLOYEE AGREEMENT TO PROTECT PROPRIETARY RIGHTS,
TRADE SECRETS AND GOODWILL
          In consideration for employment or continuation of employment at Professional Veterinary Products, Ltd., a Nebraska corporation (the “Corporation”), and Steve Price (“Price”), Price hereby agrees to observe and be bound by all of the provisions of this Employee Agreement to Protect Proprietary Rights, Trade Secrets and Goodwill, dated as of February 1, 2009 (this “Agreement”).
PURPOSE OF AGREEMENT
          Price recognizes that his employment by the Corporation is one of highest trust and confidence because (i) Price will become fully familiar with all aspects of the Corporation’s business during the term of his employment, (ii) certain information of which Price will gain knowledge during his employment is proprietary and confidential information which is special and critical value to the Corporation, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including Price, engaging in a business in competition with that of the Corporation, hardship, loss or irreparable injury and damage could result to the Corporation, the measurement of which would be difficult if not impossible to ascertain. Price acknowledges that the Corporation has developed unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans (“Trade Secrets”). Therefore, Price agrees that it is necessary for the Corporation to protect its business from such damage, and Price further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Price and the Corporation, to protect the Corporation against such damage and shall apply to and be binding upon Price as provided herein.
CONFIDENTIALITY
A. Trade Secrets
          Price recognizes that his position with the Corporation is one of highest trust and confidence by reason by of Price’s access to and contact with certain Trade Secrets of the Corporation. Price agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Corporation. Price further agrees and covenants that, except as may be required by the Corporation in connection with this Agreement, or with the prior written consent of the Corporation, Price shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for Price’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by Price alone or in conjunction with others) of the Corporation. All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Price during the term of his employment related to Price’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Corporation, including, but not limited to, Trade Secrets, are, and shall continue to be, the sole and exclusive property of the Corporation, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Corporation by Price immediately, without demand, upon the termination of employment, or at any time upon the Corporation’s demand.
          Price acknowledges the importance of protecting the privacy and confidentiality of customer information and Corporation information. Price agrees that he assumes personal liability in the event that he violates any state or federal confidentiality statute(s) during the life of this Agreement.
B. Confidentiality
          Price agrees, both during the period of his employment and thereafter, to hold in strictest confidence, to not use (except for work performed on behalf of the Corporation), and to not disclose or permit any person to obtain or disclose, any trade secret or confidential information of the Corporation (whether or not such trade secret or confidential information is in written or tangible form), except as specifically authorized in writing by the Corporation.
CUSTOMER GOODWILL AND DUTIES OF NONSOLICITATION DURING AND
FOLLOWING EMPLOYMENT
A. Duty of Loyalty
          As long as employed by Corporation, and in addition to any obligations imposed by law, Price will not: (i) have any employment, ownership, contract or business relationship with any individual or entity which competes or intends to compete in any way with Corporation; (ii) solicit for employment or hire on behalf of any individual or entity other than Corporation any then current employee of Corporation; or (iii) interfere with Corporation’s vendor relationships.
B. Restriction on Soliciting Employees of the Corporation
          Price covenants that during his employment and for a period of one (1) year following the termination of his employment (whether voluntary or involuntary, for any or no reason) (the “Non-Solicitation Period”), he will not, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit, induce or take away any current employee of the Corporation with whom Price actually worked and had person contact while employed by the Corporation, either for himself or for any other person, firm, corporation or other entity, except to the extent such solicitation for employment is for an enterprise that is not competitive with the business, products or services that Price offered or provided on behalf of the Corporation and cannot adversely affect the Corporation’s relationship or volume of business with its customers. Price specifically acknowledges, without limitation, that any employee who was employed at the Corporation’s facility at which Price’s primary office was located, and who worked at such facility while Price was employed by the Corporation, should be considered an “employee of the Corporation with whom Price actually worked and had personal contact while employed by the Corporation,” unless Price can prove otherwise. Price further specifically acknowledges that this restriction is necessary and reasonable for the protection of the Corporation’s customer goodwill, and that it will not prevent Price from being gainfully employed following termination of employment with the Corporation because Price will be free to engage in any occupation, and even to solicit the Corporation’s employees, as long as Price honors the restrictions contained in this paragraph concerning contact with certain of the Corporation’s employees. Notwithstanding anything to the contrary contained herein, general solicitations of employment by means of newspaper, periodical or trade publication advertisements not directed at employees of the Corporation shall not constitute a violation of this provision.
C. Post-Employment Solicitation With Certain Customers
          For a period of one (1) year immediately following termination of his employment with the Corporation (whether voluntary or involuntary, for any or no reason), Price will not seek or accept employment with, and will not call on or solicit the business of, or sell to, or service (directly or indirectly, on my own behalf or in association with any other individual or entity), any of the Corporation’s customers with whom he did business and had personal contact while employed by the Corporation, except to the extent such activities are unrelated to, and not competitive with the business, products and/or services that Price offered, provided or supervised on behalf of the Corporation and cannot adversely affect the Corporation’s relationship or volume of business with such customers. Price specifically acknowledges that these restrictions are necessary and reasonable for the protection of the Corporation’s business interests, and will not prevent him from being gainfully employed following termination of employment with the Corporation because he will be free to engage in any occupation as long as he honors the limited restrictions contained in this section.
GENERAL TERMS
A. Survival of Covenants
          Each covenant of Price set forth in this Agreement shall survive the termination of employment and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Price against the Corporation whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Corporation of said covenant.
B. Remedies
          The parties hereby declare that it is impossible to measure in money the damages which will accrue to the Corporation by reason of Price’s failure to perform any of the obligations under this Agreement. Therefore, in the event of a breach or threatened breach by Price of any provision hereof, the Corporation shall be entitled (in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Corporation may incur as a result of said breach, violation or threatened breach or violation) to (i) relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, (ii) damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, and (iii) cessation of, and repayment by Price to the Corporation of, any severance benefits payable or paid to

Price pursuant to any agreement with the Corporation or any plan or program of the Corporation. The Corporation may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.
C. Severability
          If the restrictions contained in this Agreement are found by a court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for said restrictions to be modified by said court so as to be reasonable and enforceable and, as so modified, to be fully enforced. Price and Corporation agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.
D. Limitations
          The obligations of confidentiality regarding Trade Secrets shall not apply if (i) it can be demonstrated by Price to have been within his legitimate possession prior to the time of disclosure by the Corporation, (ii) it was in the public domain prior to disclosure, (iii) such disclosure comes into the public domain through no fault of Price, or (iv) such disclosure is required by law or compelled by court order.
E. Governing Law and Venue
          This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nebraska. Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Omaha, Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.

/s/ Steve Price	2-5-09
Steve Price	Date